Contact:

Kimberly Kraemer

Vice President, Corporate Communications &

Investor Relations

Tercica, Inc.

650-624-4949

kkraemer@tercica.com

Tercica Announces Management Changes

South San Francisco, CA -- May 26, 2005 -- Tercica, Inc. (Nasdaq: TRCA) announced today that Timothy P. Lynch, Chief Financial Officer, has resigned from the company, effective June 10. Mr. Lynch is taking a position as Chief Executive Officer of a venture-backed specialty pharmaceutical company. Susan Wong, Tercica's Vice President, Finance and Controller, has been named acting Chief Financial Officer.

"We thank Tim for his many contributions to Tercica," stated John Scarlett, M.D., Chief Executive Officer of Tercica. "Tim was instrumental in growing the company from a start-up three years ago into an established biopharmaceutical company, raising approximately $150 million and taking the company public last year.  We wish him all the best in his next endeavor."

"Working with the people at Tercica has been a tremendous experience," said Mr. Lynch.  "The company is at an exciting stage as it prepares for the commercial launch of Increlex™."

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. The Company's first product candidate, Increlex™ (mecasermin (rDNA origin) injection), or recombinant human insulin-like growth factor-1 (rhIGF-1), is being developed for the treatment of short stature and associated metabolic disorders. For further information on Tercica, please visit www.tercica.com.

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Except for the historical statements contained herein, this press release contains forward-looking statements, including without limitation the statement is preparing for the launch of Increlex™.  Because Tercica's forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements.  These factors include without limitation: (1) those risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, most recently Tercica's Form 10-Q filed on April 16, 2005; and (2) there would be no product launch if the FDA: does not grant Tercica marketing approval, grants Tercica marketing approval covering so few patients that it is not commercially reasonable for Tercica to launch, or grants Insmed Incorporated's product marketing exclusivity under the Orphan Drug Act that would block Tercica from being able to market or sell its product.  These statements are based on information as of May 26, 2005, and the Company assumes no obligation to update any forward-looking statement.